Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164703

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 13 DATED JULY 20, 2015
TO THE PROSPECTUS DATED APRIL 15, 2015
This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust III, Inc. dated April 15, 2015, as supplemented by supplement no. 1 dated as of December 11, 2014, supplement no. 2 dated April 15, 2015, and supplement no. 12 dated June 25, 2015. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust III, Inc. and, as required by context, KBS Limited Partnership III, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the probable acquisition of an office property containing 272,360 rentable square feet located on approximately 25.3 acres of land in Wayne, Pennsylvania.
Probable Real Estate Acquisition
CrossPoint at Valley Forge
On July 15, 2015, we, through an indirect wholly owned subsidiary, entered into a purchase agreement to acquire an office property containing 272,360 rentable square feet located on approximately 25.3 acres of land in Wayne, Pennsylvania (“CrossPoint at Valley Forge”). The seller is not affiliated with us or our advisor. The contractual purchase price of CrossPoint at Valley Forge is approximately $89.5 million plus closing costs. We intend to fund the purchase of CrossPoint at Valley Forge with proceeds from a mortgage loan from an unaffiliated lender and proceeds from this offering. We are currently negotiating the terms of the mortgage loan. Pursuant to the purchase agreement, we would be obligated to purchase the property only after satisfaction of agreed upon closing conditions. There can be no assurance that we will complete the acquisition. In some circumstances, if we fail to complete the acquisition, we may forfeit up to $3.0 million of earnest money.
CrossPoint at Valley Forge was constructed in 1974 and renovated in 2014.  As of July 15, 2015, CrossPoint at Valley Forge was 95% leased to 11 tenants with a weighted-average remaining lease term of 8.7 years.

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